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                                                                 Exhibit 23.0


             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-23159 and No. 333-67469) pertaining to the 1996 Incentive Stock Option Plan of Radyne ComStream Inc. (formerly Radyne Corp.) of our report dated February 16, 1998 (except for Note 11, as to which the date is April 16, 1998) with respect to the consolidated financial statements of ComStream Holdings, Inc. included in Radyne ComStream Inc's Form 8-K/A to be filed on or about May 5, 1999 related to Radyne Corp.'s acquisition of ComStream Holdings, Inc.



                                        /s/ Ernst & Young LLP
                                        ---------------------
                                        ERNST & YOUNG LLP

San Diego, California
May 3, 1999